Exhibit 99.1

FOR IMMEDIATE RELEASE

February 15, 2011

Contact: Curtis T. Evatt

Executive Vice President and Chief Financial Officer

(864) 882-2765

Oconee Federal Financial Corp.

Announces Earnings Increase for Quarter Ended December 31, 2010

Seneca, South Carolina, February 15, 2011 – Oconee Federal Financial Corp. (NASDAQ: OFED) (the “Company”), holding company for Oconee Federal Savings and Loan Association (the “Association”), reported net income at the Association for the three months ended December 31, 2010 of $788,000, compared to net income at the Association of $664,000 for the three months ended December 31, 2009. Net income for the six months ended December 31, 2010 was $1.6 million, compared to net income of $1.38 million for the six months ended December 31, 2009. The Association did not have shares of common stock outstanding during any of these periods. For additional information, see the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010 as filed with the Securities and Exchange Commission at www.sec.gov.

T. Rhett Evatt, President and Chief Executive Officer, said, “We are pleased to announce that the Association continued to improve its financial performance, especially in light of the current economic conditions nationwide and in our community. These results reflect our continued commitment to our core business – serving the residential lending and savings needs of our community.”

About Oconee Federal Financial Corp.

Oconee Federal Financial Corp. is the holding company for Oconee Federal Savings and Loan Association, a federally chartered, FDIC-insured savings and loan association chartered in 1924. The Association is headquartered in Seneca, South Carolina and provides financial services to individuals, families and businesses through its four banking offices and its executive offices located in Oconee County, South Carolina.

Forward-looking Statements

This news release contains certain forward-looking statements, such as statements of the Company’s or the Association’s plans, objectives, expectations, estimates and intentions. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and by the use of such words as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions. Forward-looking statements are subject to significant risks, assumptions and uncertainties, that could cause actual results to differ materially from expected results, including adverse economic conditions, changes in the financial industry and securities, credit and real estate markets include changes in general economic conditions, and legislative and regulatory changes.